Exhibit 99.1

1999 Bryan Street, Suite 3500 Dallas, Texas 75201 +1 214.583.8500

Press Release

FOR IMMEDIATE RELEASE

Jacobs Announces CFO Transition

Former Jacobs Chief Financial Officer, Kevin Berryman, Appointed Interim Chief Financial Officer

Company Reaffirms Fiscal Year 2024 Outlook

DALLAS, April 1, 2024 – Jacobs Solutions Inc. (NYSE: J) today announced that Kevin Berryman, previously President and Chief Financial Officer and currently Special Advisor to Jacobs’ Chief Executive Officer Bob Pragada, has been appointed interim Chief Financial Officer effective March 29, 2024. Berryman succeeds Claudia Jaramillo who is departing the Company to pursue other opportunities. Jacobs has initiated a search for a permanent CFO with the assistance of an executive search firm.

Pragada said, “Kevin has been an outstanding contributor and a valuable member of Jacobs’ executive leadership team having served as our CFO for over 9 years, during a period of significant transformation and growth. Over the last several months he has been providing strategic and collaborative leadership in overseeing the separation of our Critical Mission Solutions and Cyber & Intelligence businesses. As we build on the strong momentum across the Company and execute our strategy to create a more streamlied, higher growth, higher margin portfolio, I am pleased to tap into Kevin’s continued support and experience as interim CFO.”

“Serving as CFO of Jacobs was one of the most rewarding roles of my career. I look forward to working closely alongside Bob and the Jacobs team once again as interim CFO,” said Berryman. “Actions being taken to optimize the Company’s cost structure and accelerate profitable growth and margin expansion are delivering positive results, as the most recently reported quarter shows. I am committed to ensuring we continue to deliver on our financial and operating objectives during the transition period to a new CFO.”

Pragada continued, “On behalf of Jacobs, we appreciate Claudia’s work over the last two years, and we wish her well in her future endeavors.”

The Company also reaffirmed its previously announced expectations for adjusted EBITDA and adjusted EPS for fiscal year 2024. As previously disclosed, these estimates exclude Restructuring, Transaction and Other Charges (as defined in our earnings announcement for the first fiscal quarter, this includes costs associated with the announced separation of the CMS and Cyber & Intelligence businesses) and assume contribution from the separated businesses for the full fiscal year. The Company will provide additional commentary on the fiscal year 2024 update, along with fiscal second quarter results, during its upcoming earnings call, currently scheduled for May 7, 2024.

About Kevin Berryman

Berryman joined Jacobs as Executive Vice President and CFO in 2014. He was appointed President and CFO in November 2019, serving in that role until August 2023, when he was named Special Advisor to the CEO. As CFO, Berryman’s responsibilities included all aspects of corporate finance, including accounting, strategy, capital allocation, mergers and acquisitions, global business services, tax, information technology, real estate functions and investor relations. In addition, he oversaw internal audit and enterprise business services.

Before joining Jacobs, Berryman spent nearly six years as CFO of International Flavors and Fragrances Inc., an S&P 500 company and global creator of flavors and fragrances. Prior to that, he worked at Nestlé for 25 years, where he held various financial and operational roles including treasury, M&A, strategic planning and CFO of Nestlé’s largest acquisition, Ralston Purina.

Berryman is a member of the boards of directors of Sealed Air Corporation, a packing solutions company and ITT inc (NYSE:ITT), a manufacturer of highly engineered critical components and technology solutions. He earned a Bachelor of Arts degree in economics from Occidental College and a Master of Business Administration degree in finance from The University of California, Los Angeles.

About Jacobs

At Jacobs, we’re challenging today to reinvent tomorrow by solving the world’s most critical problems for thriving cities, resilient environments, mission-critical outcomes, operational advancement, scientific discovery and cutting-edge manufacturing, turning abstract ideas into realities that transform the world for good. With approximately $16 billion in annual revenue and a talent force of more than 60,000, Jacobs provides a full spectrum of professional services including consulting, technical, scientific and project delivery for the government and private sector. Visit jacobs.com and connect with Jacobs on Facebook, Instagram, LinkedIn and X.

Certain statements contained in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that do not directly relate to any historical or current fact. When used herein, words such as “expects,” “anticipates,” “believes,” “seeks,” “estimates,” “plans,” “intends,” “future,” “will,” “would,” “could,” “can,” “may,” and similar words are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding our expectations for our fiscal year 2024 adjusted EBITDA and adjusted EPS, as well as statements regarding the effectiveness of actions being taken to optimize the Company’s cost structure and accelerate profitable growth and margin expansion. We base these forward-looking statements on management’s current estimates and expectations, as well as currently available competitive, financial and economic data. Forward-looking statements, however, are inherently uncertain. There are a variety of factors that could cause business results to differ materially from our forward-looking statements including, but not limited to, our plans to spin off and merge with Amentum our Critical Missions Solutions (“CMS”) business and portions of our Divergent Solutions business, including Cybersecurity & Intelligence, in a proposed transaction that is intended to be tax-free to stockholders for U.S. federal income tax purposes, the timing of the award of projects and funding and potential changes to the amounts provided for under the Infrastructure Investment and Jobs Act and other legislation related to governmental spending, as well as general economic conditions, including inflation and the actions taken by monetary authorities in response to inflation, changes in interest rates and foreign currency exchange rates, changes in capital markets, the possibility of a recession or economic downturn, geopolitical events and conflicts, and the impact of any future pandemic or infectious disease outbreak, including the related reaction of governments on global and regional market conditions, among others. For a description of some additional factors that may occur that could cause actual results to differ from our forward-looking statements, see the discussions contained under

Item 1 - Business; Item 1A - Risk Factors; Item 3 - Legal Proceedings; and Item 7 - Management’s Discussion and Analysis of Financial Condition and Results of Operations in our most recently filed Annual Report on Form 10-K, and Item 2 - Management’s Discussion and Analysis of Financial Condition and Results of Operations; Item 1 - Legal Proceedings; and Item 1A - Risk Factors in our most recently filed Quarterly Report on Form 10-Q, as well as the company’s other filings with the Securities and Exchange Commission. The company is not under any duty to update any of the forward-looking statements after the date of this press release to conform to actual results, except as required by applicable law.

Investors:

Ayan Banerjee

JacobsIR@jacobs.com

Media:

Louise White

Cell – 469-724-0810

louise.white@jacobs.com